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                                                                    EXHIBIT 23.7

[LETTERHEAD]

September 27, 1994

ICN Merger Corp.
3300 Hyland Avenue
Costa Mesa, CA 92626

Dear Sirs:

We hereby consent to the inclusion in the Registration Statement on Form S-4, relating to the proposed merger of ICN Pharmaceuticals, Inc., SPI Pharmaceuticals, Inc., Viratek, Inc. ("Viratek"), ICN Biomedicals, Inc. ("Biomedicals") and ICN Merger Corp., of the references to our appraisal of certain of the assets of Viratek and Biomedicals in the Joint Proxy Statement/Prospectus which is a part of the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Action of 1933 or the rules and regulations adopted by the Securities and Exchange Commission thereunder.

Very truly yours,

HOULIHAN, LOKEY, HOWARD & ZUKINK, INC.